Exhibit 10.1

October 4th, 2006

Derek Obata
2892 Sanderling Drive
Fremont, CA 94555

Dear Derek:

This letter replaces and corrects the previous letter, and confirms that your employment at Ikanos Communications, Inc. (“Company”) shall terminate on October 4th, 2006 (the “Termination Date”).  On your Termination Date, the Company will provide payments to you for all of your salary and accrued but unused vacation pay.

Your coverage under the Company group plans will end on October 4th, 2006.  However, you will have the opportunity to exercise your option to continue the benefits under the Company’s group health plans under COBRA after that date.  Under separate cover, you will be provided a benefits packet containing information on your COBRA rights and conversion to a direct pay plan.  Please call the Company’s Human Resources Administrator if you have any questions about COBRA conversion.  Additionally, please keep Human Resources informed of any address changes in cases we need to mail you future W-2’s and other correspondences to our attention.

Please return all company property to Denise Perez before October 4th.  We can also make arrangements to have your personal effects sent to you should you wish.  Let me also take this opportunity to remind you of your continued obligations under the Confidential Information, Invention Assignment and Arbitration Agreement that you signed with the Company, and that is attached for your convenience as Exhibit A.

To assist your transition to new employment, we are pleased to offer you a severance package in exchange for your release of claims (“Release”), the terms of which are set forth below.  You may take 21 days from receipt of this letter to consider whether you wish to accept these additional benefits in exchange for the Release.  If you sign and do not revoke the Release, the Company will provide you the benefits outlined in the Release, including, but not limited to, six (6) months of your salary, COBRA reimbursement, and the acceleration of 21,066 of your options.

/s/ Rajesh Vashist
Rajesh Vashist, Chairman & CEO

RELEASE OF CLAIMS

CONSIDERATION

This Release is given in consideration of Ikanos’ severance of $90,150.00, less applicable withholdings, which is equivalent to six (6) months of your salary (the “Severance Payment”).  The Company will make this Severance Payment within the later often (10) days after the Effective Date of this Release or the termination date.

In addition, notwithstanding anything in the option agreement for options granted on 11/20/2003, # 308, (the “Option Agreement”), you shall be deemed vested, in a total of 21,066 shares of stock options issued under the option grant of 11/20/2003, # 308 at $.48 cents per share.  These shares shall immediately vest and become exercisable, providing you with a total of 21,066 vested and exercisable options under the option agreement as of the Termination Date.  All other unvested options shall terminate according to the 2004 Stock Incentive Plan (the “Plan”) as an operation of law.  Thereafter, all vested options may be exercised in accordance with, and subject to the terms of, the Plan and the Option Agreement (together, the “Stock Agreements”).  I understand that by virtue of this acceleration, the options may convert into a nonstatutory stock option due to the $100,000 limit of Section 422(c) of the Internal Revenue Code.

In addition to the foregoing, and as additional consideration the Company agrees to pay all commissions earned and owing for the third quarter of the Company’s fiscal year, and any commissions earned and owing for the pro rata portion of the fourth quarter of the Company’s fiscal year, through the Termination Date of October 4th, 2006.

I acknowledge that my health insurance benefits will cease on October 4th, 2006, subject to my right to continued coverage under COBRA.  The Company shall reimburse me for the payments I make for COBRA coverage for six (6) months, from October 4th, 2006 until April 4th, 2007, or until I become eligible for group insurance benefits from another employer, whichever date occurs first.  I agree that the Company shall make these COBRA reimbursement payments to me within ten (10) business days following my provision to the Company of documentation substantiating my payments for COBRA coverage.  I agree that my participation in all other benefits and incidents of employment, including, but not limited to, the accrual of vacation and the vesting of stock options, ceased on the Termination Date.

I understand that because Ikanos has no policy obligating it to pay additional severance to terminated employees or to accelerate options or reimburse for COBRA expenses, the consideration specified herein is an additional benefit for which I am not eligible unless I elect to sign this Release.

RELEASE

In consideration of these additional benefits, I, on behalf of my heirs, spouse and assigns, hereby completely release and forever discharge Ikanos and its current and former officers, directors, employees, agents, investors, attorneys, shareholders, administrators, affiliates, divisions, subsidiaries, predecessor and successor corporations and assigns (collectively the “Company”) from any and all claims, of any and every kind, nature and character, known or unknown, suspected or unsuspected, that I may possess based on any act or omission occurring prior to the date of my signing this Release, including but not limited to any claims arising out of my offer of employment, my employment or termination of my employment with the Company, my right to purchase, or actual purchase of shares of stock of the Company, including, without limitation, any claims for fraud, misrepresentation, breach of fiduciary duty, breach of duty under applicable state corporate law, and securities fraud under any state or federal law.

The matters released also include, but are not limited to, any claims under federal, state or local laws, including claims arising under Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1866, the Civil Rights Act of 1991, the Employee Retirement and Income Security Act of 1974, the Americans with Disabilities Act, the Age Discrimination in Employment Act of 1967 (“ADEA”) as amended, including but not limited to, the Older Workers’ Benefit Protection Act (“OWBPA”) and any common law, tort or contract or statutory claims, and any claims for attorneys’ fees and costs.

I agree that this is a complete and general release of claims, and thus I will not file any claim, charge, action or complaint concerning any matter referred to in this Release.

I understand and agree that this Release extinguishes all claims, whether known or unknown, suspected or unsuspected.  I expressly waive any rights or benefits under Section 1542 of the California Civil Code which provides as follows:

A GENERAL RELEASE DOES NOT EXTEND TO CLAIMS WHICH THE CREDITOR DOES NOT KNOW OR SUSPECT TO EXIST IN HIS OR HER FAVOR AT THE TIME OF EXECUTING THE RELEASE, WHICH IF KNOWN BY HIM OR HER MUST HAVE MATERIALLY AFFECTED HIS OR HER SETTLEMENT WITH THE DEBTOR.

I am aware of Section 1542, and I agree waive those rights as well as any such rights under any other statute or common law.

I also acknowledge that I am waiving and releasing any rights I may have under the Age Discrimination in Employment Act of 1967 (“ADEA”) and that this waiver and release is knowing and voluntary.  I agree that this waiver and release does not apply to any rights or claims that may arise under the ADEA after the Effective Date of this Release.  I acknowledge that the consideration given for this waiver and release Agreement is in addition to anything of value to which I was already entitled.  I further acknowledge that I have been advised by this writing that (a) I should consult with an attorney prior to executing this Agreement; (b) I have up to twenty-one (21) days within which to consider this Agreement; (c) I have seven (7) days following my execution of this Release to revoke this Agreement; (d) this ADEA waiver shall not be effective until the revocation period has expired; and, (e) nothing in this Agreement prevents or precludes me from challenging or seeking a determination in good faith of the validity of this waiver under the ADEA, nor does it impose any condition precedent, penalties or costs for doing so, unless specifically authorized by federal law.

I further agree to comply with my continuing obligations under the Confidential Information, Invention Assignment and Arbitration Agreement (the “Confidentiality Agreement”) that I signed on [DATE], including the provisions regarding the nondisclosure of the Company’s confidential, proprietary, or trade secret information.

I agree that as a condition for this Agreement, I will not to apply for employment with the Company in the future, and I waive any right to employment or re-employment with the Company.

I further agree that I will not knowingly counsel or assist any attorneys or their clients in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints by any third party against the Company, unless under a subpoena or other court order to do so.

I agree to refrain from any defamation, libel or slander of the Company, and any tortious interference with the contracts, relationships and prospective economic advantage of any of the Company.  During the period of their employment with the Company, the Company’s current officers and directors, agree to refrain from any defamation, libel or slander of Employee, and any tortious interference with the contracts, relationships and prospective economic advantage of Employee.

I further agree that for a period of twelve (12) months immediately following the Effective Date of this Release, I shall not directly or indirectly solicit or recruit any of the Company’s employees to leave their employment at the Company.

This Release, its attachments, the Confidentiality Agreement, and the Stock Agreements constitute the entire agreement between myself and the Company with respect to any matters referred to in this Release, and my employment with and separation from the Company.  This Release supersedes any and all of the other agreements between myself and the Company and cannot be modified except in a writing signed by me and the Chief Executive Officer of the Company.

I understand and agree that this Release shall not be deemed to be an admission of any liability or wrongdoing by either myself or the Company.  I also agree that if any provision of this Release is deemed invalid, the remaining provisions will still be given full force and effect.  The terms and conditions of this Release will be interpreted and construed in accordance with the laws of the State of California.

I represent that I have no lawsuits, claims, or actions pending in my name, or on behalf of any other person or entity, against the Company.  I also represent that I do not intend to bring any claims on my own behalf or on behalf of any other person or entity against the Company.

I agree that I have had the opportunity to consult with an attorney, and have carefully read and understand the effect and scope of this Release.  I have not relied upon any representations or statements made by the Company that are not specifically set forth in this Agreement.

I also understand and agree that if any suit is brought to enforce the provisions of this Release, the prevailing party shall be entitled to its costs, expenses, and attorneys’ fees as well as any and all other remedies specifically authorized under the law.

The Parties agree that any and all disputes arising out of, or relating to, the terms of this Release, their interpretation, and any of the matters herein released, shall be subject to binding arbitration in Santa Clara County before the American Arbitration Association under its Rules for the Resolution of Commercial Disputes.  The arbitrator may grant injunctions and other relief in such disputes.  The decision of the arbitrator shall be final, conclusive and binding on the Parties to the arbitration.  The Parties agree that the prevailing party in any arbitration shall be entitled to its fees and costs, as well as to injunctive relief in any court of competent jurisdiction to enforce the arbitration award.  The Parties hereby agree to waive their right to have any dispute between them resolved in a court of law by a judge or jury.

I agree that I will not disclose voluntarily or allow anyone else to disclose either the existence, reason for or contents of this Release without the Company’s prior written consent, unless required to do so by law.  Notwithstanding this provision, I am authorized to disclose this Release to my spouse, attorneys and tax advisors on a “need to know” basis, on the condition that they agree to hold the terms of the Release, including the settlement payments, in strictest confidence.  I am further authorized to make appropriate disclosures as required by law, provided that I notify the Company in writing of such legal obligations to disclose at least five (5) business days in advance of disclosure.  This Release is effective after it has been signed by both Parties and after seven (7) days have passed following the date I signed the Release (the “Effective Date”).

This Release may be executed in counterparts, including by facsimile, and each counterpart shall have the same force and effect as an original and shall constitute an effective, binding agreement on the part of each of the undersigned.

I agree to voluntarily enter into this Release with the full intent of releasing all claims, and without any duress or undue influence by the Company.  I also acknowledge that (a) I have read this Release; (b) I have been represented in the preparation, negotiation, and execution of this Release by legal counsel of my choice or that I have voluntarily declined to seek such counsel; (c) I understand the terms and consequences of this Release; and (d) I am fully aware of the legal and binding effect of this Release.

Dated:	11 Oct 2006	By:	/s/ Derek Obata
Derek Obata, an individual

On behalf of the Company, I agree to the terms of this Release, including the Arbitration provision.

Dated:	Oct 17, 2006	By:	/s/ Rajesh Vashist
Rajesh Vashist Chairman & CEO
Ikanos Communications, Inc.